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                                                                    EXHIBIT 99.6

                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated ________________ (the "Option Agreement") by and between Optika Imaging Systems, Inc. (the "Corporation") and _______________ ("Optionee") evidencing the stock option (the "Option") granted on such date to Optionee under the terms of the Corporation's 1994 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                               CHANGE IN CONTROL

          1. The Option shall not accelerate upon the occurrence of a Change in Control, and the Option shall, over Optionee's continued period of Service after the Change in Control, continue to become exercisable for the Option Shares in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within eighteen (18) months following the Change in Control, the Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares. The Option shall remain so exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the one
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(1)-year period measured from the date of the Involuntary Termination.

          2. For purposes of this Addendum, a CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

               (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

               (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be
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     comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; provided, however, that a change in the composition of the Board pursuant to Section 4.3.1(b) or Section 4.3.6 of the Corporation's Amended and Restated Articles of Incorporation shall not constitute a Change in Control.

          3. For purposes of this Addendum, an INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

               (i) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

               (ii) Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and any non-discretionary and objective-standard incentive payment or bonus award by more than ten percent (10%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

          4. The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within twelve (12) months after the Change in Control and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

          IN WITNESS WHEREOF, Optika Imaging Systems, Inc. has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

                              OPTIKA IMAGING SYSTEMS, INC.

                              By:
                                  -----------------------------------
                              Title:
                                    ---------------------------------


                              ---------------------------------------
                              _________________________,     OPTIONEE


EFFECTIVE DATE:                       , 199___
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                                       2.